EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198233) of Westlake Chemical Partners LP of our report dated March 7, 2017 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 7, 2017